EXHIBIT 3.03
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                          CERTIFICATE
                               OF
                          PREFERENCES


                               OF

                         TELETEK, INC.


         CLASS A, CLASS B, AND CLASS C PREFERRED STOCK

     The Undersigned officers of Teletek, Inc., a corporation organized and existing under the laws of Nevada ("the Company"), hereby declare and certify that pursuant to action duly taken by the Board of Directors of the Company, the rights and preferences of the Company's three classes of preferred stock have been established as follows:

     Whereas, the Company's Articles of Incorporation authorized fifty million shares each of Class A, B, and C Preferred stock, no par value and without preemptive rights to acquire additional shares, and non-voting in the cases of Classes B and C, additional rights and preferences are as follows:

          1. Class A Preferred Stock has twenty votes per share, an 8% non-cumulative dividend, no liquidation preferences over the common shareholders, and is convertible into common shares with conversion based upon the amount paid for the Class A Preferred Stock.

          2. Class B Preferred Stock has a $100 per share face value, an 8% cumulative dividend, no liquidation preferences over the common shareholders, and is convertible into common shares at 75% of bid price at the time of conversion.

          3. Class C Preferred Stock has a $1,000 per share face value, a 5% non-cumulative dividend, and may be converted into common stock at a price set by agreement between the Company and the Class C Preferred Stock shareholder.

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     This  Certificate of Preferences is dated this 17th  of  day
April, 1995.


                                   TELETEK, INC.


                                   By: /s/ Thomas A. Mills
                                       Thomas A. Mills,
                                       Assistant Secretary
Attest:

/s/ John Vergiels
John Vergiels, President




State of Nevada     )
                    ) ss.
Clark County        )

     On  the  17th  day of April 1994, Thomas A. Mills  and  John
Vergiels personally appeared before me, a notary public, and acknowledge that they did execute the foregoing Certificate.


                                   /s/ Sherry A. McEvoy
                                   Notary Public

Residing in Las Vegas Nevada.

My commission expires November 1, 1997

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